Exhibit 99.1

Nadia Rawlinson Appointed to Vail Resorts Board of Directors

BROOMFIELD, Colo. - Dec. 5, 2019 - Vail Resorts, Inc. (NYSE: MTN) today announced that Nadia Rawlinson has been appointed to the Company's board of directors.

Nadia Rawlinson is the chief human resources officer at Live Nation Entertainment, Inc. Since joining Live Nation in June 2016, Rawlinson has led global human resources strategy and workforce development efforts across the company’s 35,000 employees. Previously, Rawlinson was chief human resources officer at Rakuten Americas, a division of one of the largest internet services companies in the world, and held several leadership roles at Groupon, American Express, and Rent the Runway.

“We are thrilled to have Nadia join our board,” said Rob Katz, chairman and chief executive officer of Vail Resorts. “Nadia has had an incredible career in a number of experience-driven, leading companies and adds extensive global expertise in human resources to our board of directors, which will be a critical asset for us as we continue to focus on acquiring great talent, developing strong leaders, and growing our global footprint.”

Rawlinson currently serves as co-chair of the CHRO Board Academy, a national convening of chief human resources officers; is a board advisor to venture-backed Entelo, Inc., a popular recruiting technology platform; and is a founding member of the Allbright Collective, a professional women-centered network. She also serves as chair of the Stanford University Alumni Committee on Trustee Nominations. Nadia was recently elected to the Executive Leadership Council and was recognized by Black Enterprise Magazine as one of the “Most Powerful Women in Corporate America” in 2019 and one of the “300 Most Powerful Executives in Corporate America” in 2018.

Nadia received her Bachelor of Arts from Stanford University and her Master of Business Administration from Harvard Business School.

Nadia grew up in Seattle, frequently skiing Whistler Blackcomb, Stevens Pass and other resorts in the Pacific Northwest region. She currently lives in Los Angeles with her husband.

Rawlinson fills the board seat previously held by Roland Hernandez, whose term ended December 5, 2019. Rawlinson is the Company's ninth board member, joining Sue Decker, Rob Katz, John Redmond, Michele Romanow, Hilary Schneider, Bruce Sewell, John Sorte, and Peter Vaughn.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. Vail Resorts’ subsidiaries operate 37 world-class mountain resorts and urban ski areas, including Vail, Beaver Creek, Breckenridge, Keystone and Crested Butte in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Perisher, Falls Creek and Hotham in Australia; Stowe, Mount Snow, Okemo in Vermont; Hunter Mountain in New York; Mount Sunapee, Attitash, Wildcat and Crotched in New Hampshire; Stevens Pass in Washington; Liberty, Roundtop, Whitetail, Jack Frost and Big Boulder in Pennsylvania; Alpine Valley, Boston Mills, Brandywine and Mad River in Ohio; Hidden Valley and Snow Creek in Missouri; Wilmot in Wisconsin; Afton Alps in Minnesota; Mt. Brighton in Michigan; and Paoli Peaks in Indiana. Vail Resorts owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.epicpass.com